Exhibit 99.1

AMENDMENT

TO

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”), is effective as of the 5th day of April 2017, by and between TSS, INC., a Delaware corporation (f/k/a Fortress International Group, Inc.) (the “Company”), and Gerard J. Gallagher (the “Executive”). Each of the Company and Executive are hereinafter individually referred to as a “Party,” and collectively as the “Parties”.

EXPLANATORY STATEMENTS

The Parties are all of the parties to that certain Executive Employment Agreement effective as of January 19, 2007, as amended by Amendment No. 1, dated August 26, 2008, further amended by the Amendment to Executive Employment Agreement effective as of February 28, 2010, further amended by the Amendment to Executive Employment Agreement effective as of January 3, 2012, further amended by the Amendment to Executive Employment Agreement effective as of March 14, 2012, further amended by the Amendment to Executive Employment Agreement effective as of May 21, 2013, and further amended by the Amendment to Executive Employment Agreement effective as of August 13, 2013 (collectively, the “Employment Agreement”). The Parties desire to amend certain terms and conditions set forth in the Employment Agreement, all as further described and set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.       Amendments to the Employment Agreement.

(a) Employment Period. Section 2.1 is hereby deleted in its entirety and the following is substituted in lieu thereof:

2.1       Employment Period. The Company hereby employs the Executive, and the Executive hereby accepts said employment and agrees to render services to the Company, on the terms and conditions set forth in this Agreement, for the period (the “Employment Period”) beginning on the date of the closing under the Purchase Agreement (the “Closing Date”) and ending when such period is terminated by the Executive upon sixty (60) days’ written notice to the Company or by the Company upon sixty (60) days’ written notice to the Executive.

(b) Duties. Section 2.2 is hereby deleted in its entirety and the following is substituted in lieu thereof:

2.2.       Duties. During the Employment Period, the Executive’s title shall be Senior Technical Advisor and Founder of the Company. During the Employment Period, the Executive shall report to the Chief Executive Officer of the Company. The Executive shall perform such services for the Company as is lawfully directed, from time to time, by the Company’s Chief Executive Officer. The Executive shall not, during the Employment Period, be employed or involved in any other business activity for gain, profit or other pecuniary advantage. Notwithstanding the immediately foregoing sentence, the Executive may (a) volunteer services for or on behalf of such religious, educational, non-profit and/or charitable organizations as the Executive may wish to serve; (b) manage his personal, financial and legal affairs; and (c) participate as a director of, or own less than fifty percent (50%) of the equity interest or voting rights in, any other business entity that does not directly or indirectly compete with the business of the Company, so long as (1) the Executive provides the Audit Committee of the Board prior written notice of such activities that describes such activities in reasonable detail (provided, however, that such notice shall not be required for any investment by the Executive that would result in the Executive owning not more than five percent (5%) of the outstanding stock or voting power of a business entity listed on a national securities exchange); (2) such activities do not interfere, or could not reasonably be expected to interfere, with his duties and responsibilities to the Company as provided hereunder, (3) the Executive is not actively involved in the management of such business entity, except to the extent the Executive serves on such business entity’s board of directors or similar governing body; (4) such activities do not violate any of the terms of this Agreement or any other agreement entered into with the Company (including, but not limited to, Sections 2.4 and 7 hereof), and (5) such activities would not be the types of activities required, in the sole discretion of the Audit Committee, to be disclosed under Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission regardless of whether the Company is subject to such disclosure requirements.

(c) Base Salary. Section 3.1 is hereby deleted in its entirety and the following is substituted in lieu thereof:

3.1. Base Salary. Effective April 5, 2017, the Executive’s annual base salary is Thirty-Five Thousand Dollars ($35,000) (“Base Salary”), paid in approximately equal installments bi-weekly. In no event shall the Base Salary be reduced without the prior written consent of the Executive.

2.       Restrictive Covenants. Notwithstanding anything contrary set forth in the Employment Agreement, the Executive shall be subject to the covenants set forth in Section 7 of the Employment Agreement, including without limitation Sections 7.1, 7.2, and 7.3 of the Employment Agreement, for a Restrictive Period beginning on the Date of Termination through the first anniversary of the Date of Termination.

3.       Effect of Amendment. Except as otherwise expressly provided herein, all provisions of the Employment Agreement shall remain in full force and effect. This Amendment and the Employment Agreement contain the entire understanding of the Parties with respect to the subject matter hereof and thereof, and supersede all prior oral or written communications, agreements and understandings between the Parties with respect to the subject matter hereof and thereof. This Amendment is intended to modify the provisions of the Employment Agreement; in the event that there is a conflict between the terms of this Amendment and the Employment Agreement, the Parties intend that the provisions of this Amendment should govern their respective rights and obligations.

4.       Miscellaneous. The Explanatory Statements form a material basis for this Amendment and are expressly incorporated herein and made a part hereof. All capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to them in the Employment Agreement. All questions concerning the construction, validity, and interpretation of this Amendment and the performance of the obligations imposed by this Amendment will be governed by the laws of the State governing the Employment Agreement, without reference to any conflict of laws rules that would apply the laws of another jurisdiction. This Amendment may be executed simultaneously in multiple counterparts, each of which will be deemed to be an original copy of this Amendment and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile transmission or e-mail delivery of a .pdf format data file shall constitute effective execution and delivery of this Amendment as to the Parties and may be used in lieu of the original Amendment and signature pages thereof for all purposes.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first written above.

COMPANY:		EXECUTIVE:

TSS, INC.

By:	/s/ Anthony Angelini	/s/ Gerard J. Gallagher
Name:	Anthony Angelini	Gerard J. Gallagher
Title:	Chief Executive Officer

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